Exhibit 8.1

Principal Subsidiaries, Consolidated Affiliated Entity and Subsidiary of Consolidated

Affiliated Entity of the Registrant

Principal Subsidiaries	Place of Incorporation
Kaixin Auto Group	Cayman Islands
Renren Finance, Inc.	Cayman Islands
Jet Sound Hong Kong Company Limited	Hong Kong
Fenqi Winday Company Limited	Hong Kong
Shanghai Renren Financial Leasing Co., Ltd.	PRC
Shanghai Renren Automotive Technology Group Co., Ltd.	PRC
Shanghai Lingding Automobile Technology Co., Ltd.	PRC

Variable Interest Entities	Place of Incorporation
Shanghai Jieying Automobile Sales Co., Ltd.	PRC
Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd.	PRC

Principal Subsidiaries of Variable Interest Entities	Place of Incorporation
Beijing Kirin Wings Technology Development Co., Ltd.	PRC
Shanghai Wangjing Investment Management Co., Ltd	PRC
Shanghai HeiguoInternet Information Technology Co., Ltd.	PRC
Jieying Baolufeng Automobile Sales (Shenyang) Co., Ltd.	PRC
Chongqing Jieying Shangyue Automobile Sales Co., Ltd.	PRC
Jiangsu Jieying Ruineng Automobile Sales Co., Ltd.	PRC
Dalian Yiche Jieying Automobile Sales Co., Ltd.	PRC
Henan Jieying Hengxin Automobile Sales Co., Ltd.	PRC
Neimenggu Jieying Kaihang Automobile Sales Co., Ltd.	PRC
Hangzhou Jieying Yifeng Automobile Sales Co., Ltd.	PRC
Jilin Jieying Taocheguan Automobile Sales Co., Ltd.	PRC
Suzhou Jieying Chemaishi Automobile Sales Co., Ltd.	PRC
Cangzhou Jieying Bole Automobile Sales Co., Ltd.	PRC
Shanghai Jieying Diyi Automobile Sales Co., Ltd.	PRC
Ningxia Jieying Xianzhi Automobile Sales Co., Ltd.	PRC
Wuhan Jieying Chimei Automobile Sales Co., Ltd.	PRC
Shanghai Wangjing Commercial Factoring Co., Ltd.	PRC
Shanxi Jieying Weilan Automobile Sales and Service Co., Ltd.	PRC